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                                                                   EXHIBIT 10(K)

              FIDELITY NATIONAL BANK/FIDELITY NATIONAL CORPORATION
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of 9/12/00, among Fidelity National Bank ("FNB"), a National Association, Fidelity National Corporation ("Fidelity" or "FNC"), a Georgia corporation, and Larry D. Peterson ("Executive").

         WHEREAS, FNB wishes to continue the employment of Executive as an executive to provide the services set forth herein; and

         WHEREAS, Executive wishes to accept such continued engagement and provide such services in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       EMPLOYMENT/DUTIES.

                  (a) FNB shall employ Executive as the President and Chief Executive Officer of FNB during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. He shall also be a Vice President of Fidelity.

                  (b) Executive shall be responsible for the day-to-day operations of the business of FNB and shall have such authority as is customarily and normally granted to the chief executive office or is necessary for the conduct of such business under the general direction of the Board of Directors of FNB ("Board") and its Chairman.

                  (c) Executive agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

                  (d) The term of employment of Executive shall be for an initial term of three (3) years, commencing September 15, 2000, and may be extended upon written agreement of the parties. In the event the initial term of employment is not extended by written agreement after the three-year term or another employment agreement is not entered into upon terms acceptable to Executive, the term of this Agreement shall continue thereafter unless and until Executive or FNB has given 60 days prior written notice to the other terminating this Agreement on the last day of the three-year term or on any such date thereafter. The other terms and conditions of this


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Agreement shall be applicable during any such extension of the term of this
Agreement. Upon the termination by Executive or FNB of this Agreement, Executive shall not be entitled to any additional payments under this Agreement, except for payments under this Agreement, which have accrued as of the date of termination of this Agreement.

         2.       COMPENSATION.

                  (a) Salary. During the term of the employment of Executive hereunder, FNB will pay to Executive a base salary ("Base Salary") at the rate of $300,000 per year, payable in arrears in equal semi-monthly payments. In the event of a disability, to the extent payments are received under an employer sponsored disability program and/or under a policy the premiums of which are paid by FNB, the payments hereunder are to be reduced by an amount equal to such disability payments.

                  (b) Employee Benefit Program. Executive shall be eligible to participate in all employee benefit programs, including medical and hospitalization programs, now or hereafter made available by FNB to its employees or executives thereof, subject to terms and conditions of such programs, including eligibility. It is understood that FNB reserves the right to modify and rescind any program or adopt new programs in its sole discretion. FNB may, in its sole discretion, maintain key man life insurance on the life of Executive and designate FNB as the beneficiary. Executive agrees to execute any documents necessary to effect such policy.

                  (c)       Additional Benefits.

                           (1)      During the term of Executive's employment
pursuant to this Agreement, FNB will continue to provide the insurance now in effect.

                           (2)      During the term of Executive's employment
pursuant to this Agreement, FNB will pay or reimburse Executive for the premiums on a disability insurance policy, which together with other FNB disability payments will provide Executive with monthly disability benefits at an annual rate of $210,000. Such annual premiums are currently estimated to be approximately $2,500.00 per year and FNB's obligations under this subparagraph
(2) will not exceed such amount.

                  (d)      Vacation. Executive is entitled to a minimum of three
(3) weeks of vacation every year. Vacation shall be taken at such times as not to materially interfere with the business of FNB. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not used.

                  (e) Expenses. FNB shall pay all reasonable expenses incurred by the Executive in the performance of his responsibilities and duties for FNB, including without limitation the Executive's dues (but not the initiation fees) payable to a country club of the Executive's choice, to be used for business purposes, and such civic organizations which are approved by the Board. Executive shall submit to FNB periodic statements of all expenses so incurred in accordance with the policies of FNB then in effect. Subject to such reviews as FNB


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may deem reasonably necessary, FNB shall, promptly in the ordinary course of business, reimburse the Executive for the full amount of any such expenses advanced by the Executive.

                  (f) Automobile. FNB will provide the Executive with an automobile for his use and will maintain and insure it at FNB's expense and pay the license and registration fees and gasoline.

         3.       EARLY TERMINATION.

                  (a) For Cause. (1) Notwithstanding the foregoing, the Board may terminate the employment of Executive "for cause" (as hereinafter defined) at any time with 10 business days' prior written notice. The term "for cause" shall mean (i) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (ii) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated company or are intended to cause harm or damage to FNB or its parents or subsidiaries of its parent, (iii) the illegal use of controlled substances, (iv) the use of alcohol so as to have a material adverse effect on the performance of the Executive's duties, (v), the misappropriation or embezzlement of assets of FNB or its parent or subsidiaries of its parent, or (vi) the breach of any other material term or provision of this Agreement to be performed by Executive which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board.

                           (2)      Upon termination for cause, FNB shall have
no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause. Base Salary which accrued to the termination date shall be paid on the normal payment date.

                  (b) Other Termination by FNB. FNB may terminate the employment of Executive for any reason (other than for cause) at any time during the initial term of this Agreement upon at least 30 days' prior written notice. Upon such termination, Executive's right to compensation after the effective date of termination shall cease, except that the Base Salary shall continue to be paid semi-monthly for the balance of the initial three year term of this Agreement set forth in paragraph 1(d) or until his death, whichever occurs first. A $10,000.00 relocation expense and twelve (12) months of services of an out-placement firm selected by Executive will also be provided to Executive.

                  (c) Termination by Executive. Executive may terminate his employment at any time upon at least 30 days' prior written notice to FNB. Upon such termination of employment Executive's right to compensation after the effective date of termination shall cease. The Base Salary which accrued as of the termination date will be paid after the effective date of termination under this paragraph 3(c) on the normal payment date. Notwithstanding the foregoing, if either FNB or Fidelity fails to perform any of its material obligations hereunder during the initial term of this Agreement and such failure continues for sixty (60) days after written notice by Executive to the Board, termination by Executive of this Agreement for such failure shall be deemed to constitute a termination by Fidelity or FNB without cause under


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paragraph 3(b) of this Agreement. A material reduction in the responsibilities and authority of Executive as provided in paragraph 1(b) shall constitute a breach of a material obligation of FNB hereunder.

                  (d)      Termination Upon Death or Disability.

                           (1)      The employment of Executive shall terminate
upon his death, or (10) business days after written notice by FNB of termination, upon or during the continuance of the total disability (as hereinafter defined) of Executive.

                           (2)      Upon termination upon death or upon or
during total disability, Executive's right to compensation after the effective date of termination shall cease. Salary which accrued as of the termination date and incentive compensation which accrued during the last full calendar month of employment will be paid after the effective date of termination under this paragraph 3(d) on the normal payment date(s). FNB shall have no obligation to pay any compensation for periods after the effective date of such termination.

                           (3)      The term "total disability" means the
inability of Executive to substantially perform his duties hereunder for a continuous period of sixty (60) days unless extended in writing by FNB. Total disability shall be deemed to commence upon the expiration of such continuous sixty (60) day period. In the event of any dispute as to the "total disability" of the Executive, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Executive agrees to submit medical records requested and to submit to such examination and testing requested by such physician.

         /S/ L. Peterson       /S/ J.B. Miller, Jr.      /S/ J.B. Miller, Jr.
         ----------------      --------------------      --------------------
             Executive                  FNC                      FNB

         4.       COVENANT NOT TO COMPETE.

                  (a) Executive agrees that for the period commencing on the date hereof and ending one (1) year after the expiration of the term of his employment under this Agreement (including any extension of the term of this Agreement pursuant to paragraph 1(d), with FNB or parent or any subsidiary of its parent for any reason), Executive will not, alone or with others, directly or indirectly, own, manage, operate, join, control, participate in the ownership of, management, operation, or control of, be employed by, consult with, advise or be connected in any other manner with any Business (as hereinafter defined) in the counties of Fulton, DeKalb, Cobb, Gwinnett and Clayton, Georgia ("Territory") other than with FNB and its parent and subsidiaries of its parent. This covenant not to compete shall not prohibit engagements which do not involve, directly or indirectly, the Business. Ownership of stock of companies listed on a stock exchange or traded over the counter is not prohibited by this Agreement.


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                  (b)      The term "Business" means the business of banking,
including deposits, checking, lending (including mortgage lending) and trust services, including such services provided by national and state banks and savings and loan associations and other similar businesses.

                  (c) Executive acknowledges that the products and services provided by the Business are being and are intended to be marketed throughout the Territory.

         5. NON-SOLICITATIONS OF CUSTOMERS. Executive agrees that during his employment under this Agreement (and if employment is continued thereafter "at will," then after termination of his employment thereafter for any reason) and the period of twelve months immediately following termination of his employment for any reason with FNB by himself or by FNB, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, including any other business entity, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of FNB or any representative of any customer or prospective customer of FNB with a view to the solicitation of the following banking services: deposit, checking, lending and trust services; provided that the restrictions set forth in this paragraph 5 shall apply only to customers or prospects of FNB or representative thereof with which Executive had contact while in the employ of FNB during the two year period preceding the termination of his employment.

         6. NON-SOLICITATIONS OF EMPLOYEES. Executive agrees that during his employment under this Agreement (and if employment is continued thereafter "at will," then after termination of his employment thereafter for any reason) and the period of twelve months immediately following termination of his employment with FNB by himself or by FNB for any reason, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, including any other business entity, solicit, hire or in any manner encourage employees of FNB, Fidelity or any subsidiary thereof, to leave its employ for an engagement in any capacity by another person or to provide the name of any such employee to any one who, to the knowledge of Executive, may hire or be interested in hiring such employee.

         7.       CONFIDENTIALITY.

                  (a) During the term of Executive's employment with FNB, and at all times thereafter, Executive shall not use or disclose to others, without the prior written consent of FNB or Fidelity, as the case may be, any Trade Secrets (as hereinafter defined) or Confidential Information (as hereinafter defined) of FNB or Fidelity, or any other subsidiary of Fidelity, as the case may be, or their customers, except for use or disclosure thereof in the course of the business of FNB or Fidelity, or any other subsidiary of Fidelity, and such disclosure shall be limited to those who have a need to know.

                  (b) Upon termination of employment with FNB for any reason, the Executive shall not take with him any documents or data of FNB or Fidelity, or any other subsidiary of Fidelity, or of any customer or any reproduction thereof, in whole or in part.


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                  (c)      Executive agrees to take reasonable precautions to
safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of FNB or Fidelity, or any other subsidiary of Fidelity, and of their customers.

                  (d) Trade Secrets shall include only such information constituting a "Trade Secret" within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990. Confidential Information shall mean all information and data which is protectable as a legal form of property or non-public information of FNB or Fidelity, or any other subsidiary of Fidelity, or their customers, excluding any information or data which constitutes a Trade Secret.

                  (e) The parties agree that the limitations herein on disclosure and use of Confidential Information of FNB, Fidelity, or any other subsidiary of Fidelity, and their customers shall be for a period commencing on the date of employment and ending three years after termination of employment for any reason, by FNB or by the Executive.

                  (f) Trade Secrets and Confidential Information shall not include any information (i) which becomes publicly known through no fault or act of the Executive; (ii) is lawfully received by Executive from a third party after termination of employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (iii) which is independently developed by Executive before the commencement of or after termination of Executive's employment.

         8. SPECIFIC PERFORMANCE. Because of Executive's knowledge and experience, Executive agrees that FNB or Fidelity, or any other subsidiary of Fidelity, as the case may be, shall be entitled to specific performance, an injunction, temporary injunction or other similar relief in addition to all other rights and remedies it might have for any violation of the undertakings set forth in paragraphs 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Executive will not object thereto and claim that monetary damages are an adequate remedy or require the posting of a bond.

         9. INDEMNIFICATION OF EXECUTIVE. FNB shall indemnify Executive and shall advance reimburse expenses incurred by Executive in any proceeding against Executive, including a proceeding brought by or in the right of FNB, as a director or officer of FNB or any subsidiary thereof, except claims and proceedings brought by FNB against Executive, to the fullest extent permitted under the Georgia Business Corporation Code, as amended from time to time.

         10. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or by express mail, overnight courier or other similar method or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:


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                  (a)      If to FNB
                           Fidelity National Bank
                           3490 Piedmont Road
                           Suite 1550
                           Atlanta, Georgia 30305
                           Attn: Chairman of the Board

                  (b)      If to Executive:
                           Larry D. Peterson
                             c/o Fidelity National Bank
                           3490 Piedmont Road
                           Suite 1550
                           Atlanta, Georgia 30305

         11. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives and heirs, and by FNB and FNC and their successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive.

         12. ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto, is intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive by FNB commencing September 15, 2000 and supersedes all prior agreements and understandings, oral or written, including the Employment Agreement dated September 15, 1997. The Employment Agreement dated September 15, 1997 is null and void as of September 15, 2000, except for amounts accrued and unpaid as of such date and, except for the Stock Option Agreement between Executive and Fidelity dated September 15, 1997.

         13. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided Executive herein, including as provided in paragraph 8 hereof, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement. All reasonable costs and expense incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

         /S/ L. Peterson        /S/ J.B. Miller, Jr.      /S/ J.B. Miller, Jr.
         ---------------        --------------------      --------------------
             Executive                   FNC                       FNB

         14. AMENDMENTS. This Agreement may not be amended or modified except in writing signed by both parties.


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         15.      WAIVERS. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.

         16. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   FIDELITY NATIONAL CORPORATION


                                   By: /s/ James B. Miller, Jr., Chairman
                                       -----------------------------------------
                                       James B. Miller, Jr., Chairman

                                   FIDELITY NATIONAL BANK


                                   By: /s/ James B. Miller, Jr., Chairman
                                       -----------------------------------------
                                       James B. Miller, Jr., Chairman

                                   EXECUTIVE


                                   /s/ L. Peterson
                                   ---------------------------------------------
                                   Larry D. Peterson


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